Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000
GOODY’S FAMILY CLOTHING BOARD DETERMINES THAT COMPETING OFFER
IS A SUPERIOR PROPOSAL
Knoxville, Tennessee (October 24, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today announced that it has received an all cash offer of $8.85 per share from Prentice Capital Management, LP and GMM Capital LLC and that its Board of Directors has determined that such offer is a Superior Proposal (as such term is defined in the Agreement and Plan of Merger with certain affiliates of Sun Capital Partners dated October 7, 2005). Accordingly, as required under the merger agreement with the Sun Capital affiliates, early this morning Goody’s provided four-business-day’s notice to the Sun Capital affiliates that it intends to terminate the merger agreement with the Sun Capital affiliates at the close of business on October 27, 2005, on the basis of its receipt of a Superior Proposal. During such four-business-day period, Goody’s is required to negotiate in good faith with the Sun Capital affiliates with respect to a possible revised proposal (unless Sun Capital affiliates elect to terminate the merger agreement sooner or waive the four-business-day period). Another bidder could also submit a competing offer during the four-business-day period; however, such period may be shortened by such earlier termination or waiver. In connection with their offer, affiliates of Prentice Capital Management and GMM Capital, have delivered to Goody’s an executed merger agreement, together with a letter in which they agreed that their offer becomes binding upon them once Goody’s delivers notice to the affiliates of Sun Capital of its intent to terminate the merger agreement with the Sun Capital affiliates. Goody’s delivered that notice early this morning, as noted above. Prentice/GMM also agreed to hold open their offer until 11:59 P.M. on Thursday October 27, 2005 or such earlier time as the merger agreement with the Sun Capital affiliates is terminated, and Goody’s may elect to accept such offer by executing the merger agreement with the affiliates of Prentice/GMM by such time.
The merger agreement in the form executed by the Prentice/GMM affiliates is not subject to any financing contingency, incorporates the same tender offer and merger structure contained in the merger agreement with the Sun Capital affiliates and contains substantially the same terms as are in the merger agreement with the Sun Capital affiliates. The Prentice/GMM offer requires that Robert M. Goodfriend, Chairman and Chief Executive Officer of Goody’s, members of his family and related entities who beneficially own an aggregate of approximately 42% of the outstanding shares, agree, simultaneously with Goody’s execution of the merger agreement, to tender their shares in the Prentice/GMM transaction. The offer also requires that Mr. Goodfriend and his family and related entities grant an option to the Prentice/GMM affiliates to acquire their shares at the merger price of $8.85 per share. The option would be exercisable for a 30-business-day period in the event that the Prentice/GMM merger agreement is terminated as a result of a Superior Proposal and under certain other circumstances when the Company terminates the merger agreement. If such option were exercised, Prentice/GMM would beneficially own an aggregate of approximately 48% of the outstanding shares of common stock of Goody’s, inclusive of shares already owned by them.
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Goody’s Board Determination

October 24, 2005
Goody’s entered into the Agreement and Plan of Merger with certain affiliates of Sun Capital on October 7, 2005, at a cash price of $8.00 per share. Goody’s had previously disclosed an all cash offer of $8.50 from Prentice Capital and GMM Capital, received on October 11, 2005, which was subject to due diligence. Goody’s commenced a discussion and due diligence period of up to 10 business days with Prentice Capital and GMM Capital on October 12, 2005. Following completion of such due diligence, Goody’s disclosed on October 21, 2005, that the offer had been increased to $8.75 per share.
Goody’s also disclosed last week that it had received a second competing proposal from a third party at a cash price of $8.85 per share, subject to due diligence, with the possibility of a higher price upon completion of due diligence by that party. Goody’s commenced a discussion and due diligence period with that party on Sunday, October 16, 2005, which is ongoing, but would terminate if no Superior Proposal is received prior to the time Goody’s executes the merger agreement with the affiliates of Prentice/GMM.
This press release contains certain forward-looking statements which are based upon current expectations and these statements involve material risks and uncertainties including that the conditions to the Prentice/GMM merger agreement, or any other merger agreement with a third party which the Company may execute in the event of a subsequent competing offer, will not be satisfied. Those conditions will include the tender of at least 51% of the Company’s fully diluted shares, that there be no event or occurrence which would have a material adverse effect on the Company, that there be no law, order or injunction that would affect the ability of the parties to consummate the tender offer, that there be no action by a governmental authority challenging the transactions, that the Company comply with its covenants and not have breached its representations and warranties (subject to applicable materiality qualifiers) and other customary conditions. Readers are cautioned that any such forward-looking statement is not a guarantee of future results and involves risks and uncertainties, and that actual results and outcomes may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that any projected results or outcomes expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on October 21, 2004. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the opening of two new stores on October 20, 2005, and the temporary closure of five stores due to hurricane damage, currently operates 371 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
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